Exhibit 99.1

ORAGENICS, INC. RECEIVES NONCOMPLIANCE WARNING LETTER FROM AMERICAN STOCK EXCHANGE FOR IMMEDIATE RELEASE

ALACHUA, FL (May 7, 2007) –Oragenics, Inc. (AMEX: “ONI”) today reported it received a warning letter from the American Stock Exchange (AMEX) advising the Company that it does not meet certain of the continued listing standards as set forth in the AMEX Company Guide. Specifically, the Company is not in compliance with Sections 121(B)(2)(c), 802(a) and 803 of the AMEX Company Guide (the “Company Guide”) which require that a Small Business Issuer (as defined in SEC Regulation S-B), such as the Company, must maintain a board of directors comprised of at least 50% independent directors, and an audit committee of at least two members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. As a result of the recently announced resignation of Mr. George Hawes from our Board of Directors, the Company’s Board of Directors is not comprised of at least 50% independent directors and our Audit Committee is not comprised of two independent members.

In its letter, AMEX provided the Company until August 2, 2007 to regain compliance with the AMEX requirements. As previously announced the Company expects to initiate a search for a suitable candidate to fill the vacancy on its Board of Directors within the time period and regain compliance with the applicable listing standards.

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas: infectious disease and oncology. Oragenics’ core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections and obesity. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.pl for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecul

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to fund our future operations and successfully develop and commercialize products using the iviGene proprietary technologies and those set forth in our most recently filed annual report on Form 10-KSB and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:
Oragenics, Inc.
Robert T. Zahradnik, 386-418-4018 X222
www.oragenics.com